Putnam RetirementReady 2040 Fund
1/31/13 Semi Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	176
Class B	8
Class C 3
Class M	1

72DD2 (000s omitted)
Class R	42
Class Y	71


73A1
Class A	0.307
Class B	0.215
Class C	0.218
Class M	0.270

73A2
Class R	0.271
Class Y	0.344

74U1 (000s omitted)
Class A	586
Class B	37
Class C	13
Class M	3

74U2 (000s omitted)
Class R	162
Class Y	222

74V1
Class A	16.82
Class B	15.69
Class C	15.58
Class M	15.96

74V2
Class R	17.23
Class Y	19.41

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.